UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.__ )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

DOV PHARMACEUTICAL, INC.
(Name of Registrant as Specified In Its Charter)
____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOV PHARMACEUTICAL, INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
[______ __], 2007

[______ __], 2007

Dear Fellow Stockholder:

You are cordially invited to attend DOV Pharmaceutical, Inc.’s (the “Company”) Special Meeting of Stockholders on [________], [_______ __], 2007, at _______, at our corporate headquarters located at 150 Pierce Street, Somerset, NJ 08873.

The only matter scheduled to be considered at the special meeting is a proposal to amend the Company’s Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock par value $0.0001 per share. You will have an opportunity to ask questions.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Therefore, please read the enclosed materials and complete, sign, date and return the enclosed proxy card promptly. Your vote is important, including for quorum purposes, so please return your proxy card promptly. You may change your vote at a later date either by filing a revised proxy card prior to the meeting or by revoking your proxy through your personal attendance at the meeting.

We look forward to seeing you at the meeting. Your vote is important to us.

Cordially,

Barbara G. Duncan
Chief Executive Officer and
Member of the Board of Directors

DOV PHARMACEUTICAL, INC.
150 Pierce Street
Somerset, NJ 08873

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:   [_______], [_____ __], 2007
Time:  ______, local time
Place: DOV Pharmaceutical, Inc.
 150 Pierce Street
 Somerset, NJ 08873

Purpose:

1. Approve an amendment to DOV Pharmaceutical, Inc.’s Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock by 200,000,000, from 60,000,000 to 260,000,000, together with a corresponding increase in the number of authorized shares of capital stock; and

2. Conduct such other business as may properly come before the special meeting and at any adjournment or postponement thereof.

Only stockholders of record at the close of business on [_____ __], 2007 may vote at the special meeting and at any adjournment or postponement thereof. For 10 days prior to the Special Meeting, a list of stockholders entitled to vote will be available at our headquarters at 150 Pierce Street, Somerset, New Jersey.

TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOUR STOCK WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU GIVE ON YOUR PROXY CARD. YOU MAY, OF COURSE, ATTEND THE MEETING AND VOTE IN PERSON AS YOU WISH EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOU REMAIN FREE TO CHANGE YOUR PROXY VOTE BY SUBMISSION OF A REVISED PROXY.

Our Board of Directors unanimously recommends you vote “FOR” the proposal presented to you in this proxy statement.

Your vote is important. Please cast your vote by mail, telephone or over the Internet by following the instructions on your proxy card. This proxy solicitation material is being mailed to stockholders on or about [_____ __], 2007.

By Order of the Board of Directors

Arnold S. Lippa
Executive Chairman of the Board of Directors

This proxy statement contains a discussion regarding an exchange offer with respect to DOV Pharmaceutical, Inc.’s 2.50% Convertible Subordinated Debentures due 2025. The discussion contained in this proxy statement regarding the exchange offer is provided to DOV’s stockholders as background information in connection with the proposed amendment to increase the number of authorized shares of common stock and is not intended to be used by holders of the debentures. This proxy statement shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. DOV has filed written materials explaining the full terms and conditions of the exchange offer with the Securities and Exchange Commission. The materials are available free of charge at the SEC’s website—www.sec.gov. In addition, DOV will provide copies of these documents free of charge to holders of its outstanding debentures upon request to Investor Relations (732.907.3640).

i

[_____ __], 2007

DOV PHARMACEUTICAL, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The board of directors (the “Board”) of DOV Pharmaceutical, Inc., or “we,” “us,” “our,” the “Company” or “DOV,” is sending you this proxy statement to solicit your proxy for use at our Special Meeting of Stockholders (together with all adjournments and postponements thereof, the “Special Meeting”). The Special Meeting will be held [_____ __], 2007, at our headquarters, 150 Pierce Street, Somerset, New Jersey, starting at [_____]. We intend to give or mail to stockholders definitive copies of the proxy statement and accompanying proxy card on or about [_____ __], 2007.

Record Date and Outstanding Shares

Only those stockholders owning common stock of DOV at the close of business on [_____ __], 2007, the record date for the Special Meeting, will receive notice of, and are eligible to vote at, the Special Meeting. At that date, there were 26,743,657 issued and outstanding shares of common stock. Each outstanding share of common stock entitles the holder to cast one vote for each matter to be voted upon. For 10 days prior to the Special Meeting, a list of stockholders entitled to vote will be available at our headquarters at 150 Pierce Street, Somerset, New Jersey.

Quorum

A quorum for the Special Meeting is a majority of the outstanding shares of common stock entitled to vote at the meeting present in person or by proxy. Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting. The inspector of elections will also determine whether a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.

How to Vote

You may vote in person at the Special Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Special Meeting. You can always change your vote at the Special Meeting.

Most stockholders voting by proxy have a choice of voting by using a toll free number, by submitting their vote over the Internet or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

How Proxies Work

You are entitled to one vote for each share of common stock you hold.

DOV’s Board is asking for your proxy. The persons named as attorneys-in-fact in the proxies, Barbara Duncan and Phil Skolnick, were selected by the Board and are officers of the Company. All properly executed proxies returned in time to be counted at the Special Meeting will be voted by such persons at the Special Meeting. Giving us your proxy means you authorize us to vote your shares at the Special Meeting, or at any adjournment or postponement thereof, in the manner you direct.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of the amendment to our Certificate of Incorporation to increase our authorized common stock.

As of the date hereof, we do not know of any other business that will be presented at the Special Meeting, except for those incident to the conduct of the meeting. If other business shall properly come before the Special Meeting, or any adjournments or postponements thereof, the persons named in the proxy will vote your shares according to their best judgment.

Revocation of Proxies

If you submit your proxy card to the Company, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the assistant secretary of DOV in writing before the Special Meeting;

•	delivering to the assistant secretary of DOV before the Special Meeting a signed proxy card with a date later then the one you wish to revoke; or

•	attending the Special Meeting and voting in person.

Any stockholder of record as of the record date attending the Special Meeting may vote in person, whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Attendance at the Special Meeting

If you own shares of record as of the close of business on the record date, you (or your designated proxy) may attend the Special Meeting and vote in person, regardless of whether you have previously voted on a proxy card. Each stockholder or proxy may be asked to present a government-issued form of picture identification, such as a driver’s license or passport.

If you own shares through a bank or brokerage account, you may attend the Special Meeting, but you must bring account statements or letters from the bank or brokerage firm showing that you owned DOV common stock as of [_______ ___], 2007, the record date of the Special Meeting. Additionally, if you own shares through a bank or brokerage account, in order to vote your shares in person at the meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your account representative to learn how to obtain a “legal proxy.”

Solicitation of Proxies

Proxies may be solicited by certain of our directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. Any costs relating to such solicitation of proxies will be borne by us. In addition, we may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expense in forwarding solicitation materials to our beneficial owners. The Company has retained [name of solicitor] to assist in the solicitation of proxies for this Special Meeting of stockholders, and will pay this Company a fee of approximately $[x] plus expenses.

Vote Required

The proposal below sets forth the vote required for approval of the matter.

Multiple Stockholders Sharing the Same Address

Please note that brokers may deliver only one proxy statement to multiple security holders sharing an address. This practice, known as “householding” is designed to reduce printing and postage costs. If any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the Company will promptly deliver a separate copy to any stockholder upon written or oral request to Investor Relations at DOV Pharmaceutical, Inc., 150 Pierce Street, Somerset, NJ 08873 or by telephone at (732) 907-3640 or by e-mail at IR@dovpharm.com.

PROPOSAL

APPROVAL OF AMENDMENT TO

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) currently authorizes the issuance of up to 60,000,000 shares of common stock, up to 354,643 shares of series B preferred stock, and 6,550,357 shares of undesignated preferred stock. On February 14, 2007, the Board unanimously adopted a resolution setting forth a proposed amendment to Article IV of the Company’s Fourth Amended and Restated Certificate of Incorporation, subject to stockholder approval, to increase the shares of capital stock and common stock that are authorized for issuance by 200,000,000 shares (the “Amendment”), bringing the total number of shares of capital stock authorized for issuance to 266,905,000 and the total number of shares of common stock authorized for issuance to 260,000,000. The number of shares of preferred stock authorized for issuance will not change and no changes will be made to the other provisions of the Company’s Fourth Amended and Restated Certificate of Incorporation. The additional authorized shares of common stock, if and when issued, would have the same rights and privileges as the shares of common stock previously authorized.

As of February 7, 2007, there were 26,743,657 shares of common stock issued and outstanding and the following number of shares reserved for issuance:

•  3,945,626 shares of common stock reserved for issuance under our 2000 Stock Option and Grant Plan, [_______] shares of which are subject to a restriction on exercise unless and until the amendment to the Certificate of Incorporation is approved by the Company’s stockholders and filed with the Secretary of State of the State of Delaware;

•   337,800 shares of common stock reserved for issuance under our 1998 Stock Option Plan;

•   250,000 shares reserved for issuance under other outstanding stock options that were not issued under our 2000 Stock Option and Grant Plan or any of our other stock option plans;

•   375,296 shares of common stock the Company would be required to issue upon the exercise of outstanding warrants;

•   30,000,000 shares of common stock the Company would be required to issue upon the exercise of the warrants to be issued in the warrant distribution described more fully below; and

•   up to 106,974,628 shares of common stock the Company would be required to issue upon the conversion of up to 560,000 shares of convertible preferred stock that may be issued in the exchange offer described below for the currently outstanding $70 million in aggregate principal amount of our 2.50% Convertible Subordinated Debentures due 2025.

As of February 7, 2007, there were no outstanding shares of preferred stock. As described more fully below, in the event the Company consummates the Exchange Offer, the Company will issue shares of its series C convertible preferred stock and may issue shares of its series D convertible preferred stock, each of which will be convertible into shares of common stock, subject to approval of the amendment to the Company’s Certificate of Incorporation by our stockholders and the filing of such amendment with the Secretary of State of the State of Delaware.

   The first paragraph of Article IV of our Fourth Amended and Restated Certificate of Incorporation would be amended to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred-Sixty-Six Million, Nine Hundred Five Thousand (266,905,000) shares, of which (i) Two Hundred-Sixty Million (260,000,000) shares shall be a class designated as common stock, par value $.0001 per share (the “Common Stock”), (ii) Three Hundred Fifty Four Thousand Six Hundred Forty-Three (354,643) shares shall be designated as series B preferred stock, par value $1.00 per share (the “Series B Preferred”) and (iii) Six Million Five Hundred Fifty Thousand Three Hundred Fifty-Seven (6,550,357) shares shall be a class designated as undesignated preferred stock, par value $1.00 per share (the “Undesignated Preferred Stock”, and together with the Series B Preferred, the “Preferred Stock”).”

A copy of the proposed Amendment is set forth in Appendix A hereto.

Purpose of the Proposed Amendment

Overview

On January 29, 2007, the Company commenced an offer to exchange (the “Exchange Offer”) a cash payment plus shares of one or more new series of convertible preferred stock for all of the $70 million in principal amount outstanding of its 2.50% Convertible Subordinated Debentures due 2025 (the “Debentures”). The Exchange Offer expires at 5:00 p.m., New York City time on March 5, 2007 unless extended by us with the consent of the holders of a majority in outstanding principal amount of the Debentures (the “Expiration Date”). In the event all $70 million in principal amount of the Debentures are tendered in the Exchange Offer, the Company will make an aggregate cash payment of approximately $14.9 million and issue 560,000 shares of convertible preferred stock to holders of the Debentures, which convertible preferred stock will be convertible into 106,974,628 shares of common stock, or approximately 80% of the total outstanding common stock without giving effect to the exercise of options or warrants to purchase shares of common stock. The Company does not presently have a sufficient number of shares of common stock authorized and available for issuance upon conversion of the convertible preferred stock. Accordingly, the Company has committed in the Exchange Offer to pursue common stockholder approval of an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation to provide sufficient authorized shares of common stock to permit the conversion of all shares of convertible preferred stock that may be issued in the Exchange Offer into shares of common stock. This proposal, if approved, will provide the Company with a sufficient number of authorized shares of common stock to permit conversion of all of the shares of convertible preferred stock that may be issued in the Exchange Offer.

As described more fully below, in the event the Exchange Offer is completed and the Company’s common stockholders fail to approve the amendment to increase the number of shares of common stock authorized for issuance, the conversion ratio of the new convertible preferred stock to be issued in the Exchange Offer, and the number of shares of common stock issuable upon conversion thereof, will increase, resulting in additional dilution to holders of common stock.

The Exchange Offer, which is subject to a number of conditions, has not yet been consummated. Accordingly, the Company cannot assure you that the Exchange Offer will be consummated, or if consummated, the exact number of shares of convertible preferred stock that will be issued in the Exchange Offer. The Exchange Offer is subject to a condition that holders of at least 99% in principal amount of the Debentures tender their Debentures in the Exchange Offer, although the Company may modify this condition with the consent of holders of a majority in principal amount of the Debentures.

Consummation of the Exchange Offer is a critical step in the Company’s financial restructuring plan. In the event the Exchange Offer is consummated, approval of the amendment to the Company’s Certificate of Incorporation by the Company’s common stockholders by the later of (i) April 5, 2007 or (ii) 45 days following the date that the Securities and Exchange Commission (“SEC”) informs the Company that it has no further comments on the proxy statement, will prevent additional dilution to the common stockholders’ ownership of the Company.

Background

In 2004, we issued $80 million in aggregate principal amount of the Debentures pursuant to an Indenture, dated as of December 22, 2004 (the “Indenture”), between the Company and Wells Fargo Bank, N.A., as Trustee (the “Trustee”). The capital raised through the sale of the Debentures, together with other capital available to the Company, was used for various activities relating to the Company’s compounds, including research and development, clinical trials and working capital. In April 2006, following the release of disappointing results from our completed Phase III clinical trial of bicifadine, our compound for the treatment of pain, in patients with chronic low back pain, or CLBP, our common stock price experienced a substantial decline from the previous day’s close price of $14.69 to $7.92. Further, in May 2006, following the announcement by our partner, Neurocrine Biosciences, Inc. (“Neurocrine”), of the Food and Drug Administration (the “FDA”) review and approval process for indiplon, our compound for the treatment of insomnia that we licensed to Neurocrine in 1998, our common stock price experienced a further decline from the previous day’s close price of $7.05 to $3.02. Our common stock price continued to decline throughout June and July 2006 and the aggregate market value of our outstanding common stock was close to, or below, $50 million, the minimum threshold for continued listing on The NASDAQ Global Market (“NASDAQ”).

As we evaluated the ramifications of a delisting from NASDAQ, including our obligation to offer to repurchase the $80 million in aggregate principal amount of the Debentures at par plus accrued interest as described more fully below, we reviewed potential options to increase our liquidity, raise additional capital and improve our financial position. These potential options included a substantial direct equity investment into the Company, a monetization of our potential royalty stream from indiplon and a licensing deal for bicifadine. While exploring these potential options, several holders of our Debentures approached us separately to discuss whether we would consider exchanging their Debentures for shares of our common stock. In late July 2006, we executed a series of private exchanges with several holders of our Debentures exchanging shares of our common stock for an aggregate of $10 million in principal amount of our Debentures, thus reducing our debt and increasing our outstanding common stock. However, the aggregate market value of our common stock, after giving effect to the issuance of common stock in the private exchanges, remained below $50 million for ten consecutive NASDAQ trading days and on July 28, 2006, NASDAQ notified us that we were not in compliance with NASDAQ’s aggregate market value of listed securities requirement and that we had until August 28, 2006 to take actions in order to increase our aggregate market value of listed securities. Our common stock price continued to decline following our announcement of NASDAQ’s notice. Our stock price did not increase and we did not regain compliance with NASDAQ’s aggregate market value of listed securities requirement. On August 29, 2006, we received a Staff Determination Letter from the NASDAQ Listing Qualifications Department indicating that the Company had not regained compliance in accordance with NASDAQ Marketplace Rules as the market value of DOV’s common stock had remained below the minimum of $50 million required for continued inclusion in The NASDAQ Global Market.

During the months of August, September and October we explored potential equity investments, licensing opportunities and monetization of our potential indiplon royalty stream, any one or more of which we expected would form a significant part of a plan that we intended to submit to NASDAQ as part of an appeal process to remain listed on The NASDAQ Global Market. We also investigated the possibility of listing our common stock on an alternate national securities exchange. During this time, we were actively engaged with four separate investment groups for a potential financing and with two separate parties for a licensing of bicifadine. On September 5, 2006, Neurocrine announced that the FDA had requested that Neurocrine supplement the pharmacokinetic/food effect profile of indiplon capsules to include several meal types and include further analyses and modifications of analyses previously submitted in its NDA resubmission which would delay the NDA resubmission to the end of the second quarter of 2007. This announcement led to two of the investment groups discontinuing potential financing discussions with us and also made a near-term monetization of our potential indiplon royalty stream improbable. Further, although we pursued various counter parties to a potential licensing of bicifadine, we were unable to meaningfully advance these licensing discussions. This inability to meaningfully advance our licensing discussions, coupled with the disappointing interim results of bicifadine in the second CLBP study announced by us in October 2006 and our potential obligation to offer to repurchase the Debentures at par plus accrued interest, led the two remaining investment groups to discontinue discussions about a potential equity investment. In addition, we were unable to meet the listing requirements of any alternate national securities exchange that we investigated.

We engaged HSBC Securities (USA), Inc. (“HSBC”) to act as our financial advisor in connection with a review of strategic alternatives in connection with any solicited or unsolicited proposal received from a third party regarding a takeover or similar business combination and the purchase or other acquisition by, or the transfer to, a third party of 50% or more of the capital stock, assets or businesses of the company. Through HSBC, we explored potential transactions with several parties. However, the need for an aggressive timeline and the obligation to offer to repurchase the now $70 million in outstanding principal amount of the Debentures at par plus accrued interest in any transaction that constituted a change in control under the Indenture governing the Debentures was a severe impediment and meaningful discussions did not advance.

We also engaged Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) to assist us in evaluating options with respect to our obligations under the Debentures. Houlihan Lokey has served as our financial advisor in connection with the ongoing restructuring of our obligations under the Debentures.

Effective at the opening of business on October 27, 2006, our common stock was delisted from The NASDAQ Global Market because we did not meet the aggregate market value of listed securities requirement of Marketplace Rule 4450(b)(1)(A). The delisting of our common stock from The NASDAQ Global Market constituted a “fundamental change” under the Indenture governing our Debentures. As a result, we were obligated to make an offer to repurchase to all holders of the Debentures under the Indenture at a price of $1,012.50 per $1,000 principal amount, representing such principal amount plus $12.50 of accrued but unpaid interest thereon (the “Offer to Repurchase”).

We commenced the Offer to Repurchase on November 9, 2006 and continued to pursue potential transactions that would provide us with the capital necessary to purchase the Debentures tendered to us in the Offer to Repurchase. On November 22, 2006, we entered into an agreement with Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”) pursuant to which we agreed to provide Kramer Levin with confidential information pertaining to the Company and agreed to pay Kramer Levin’s fees and reimburse its expenses incurred in connection with their representation of an ad hoc committee of certain large holders of our Debentures (the “Represented Holders”). We were informed that the Represented Holders would each be acting individually in all capacities. From November 2006 through January 3, 2007, we engaged in a series of negotiations with and presentations to Kramer Levin and one or more of the Represented Holders. In addition, we also provided a variety of due diligence information to Kramer Levin, subject to the confidentiality restrictions contained in our agreement with Kramer Levin.

The Offer to Repurchase expired at 5:00 p.m., New York City time, on January 2, 2007. Through the expiration of the Offer to Repurchase, we received tenders of Debentures in the aggregate principal amount of $67.8 million, representing approximately 96.9% of the $70 million in aggregate principal amount of outstanding Debentures. Upon the expiration of the Offer to Repurchase, we did not have the capital necessary to pay the aggregate purchase price of approximately $68.7 million for the Debentures that were tendered. As a result, no Debentures were accepted for payment by us in connection with the Offer to Repurchase, and all of the Debentures were returned to the holders and remain outstanding. Our failure to pay for the Debentures tendered for repurchase in the Offer to Repurchase constitutes an “event of default” under the Indenture, which may result in the exercise of available remedies by the Trustee or the Debenture holders under the Indenture and/or applicable law. In particular, the Trustee or holders of at least 25% in aggregate principal amount of the Debentures may declare due and payable 100% of the principal amount of the Debentures, plus any accrued and unpaid interest thereon, and each holder of a Debenture who tendered has the right under the terms of the Indenture to payment of the purchase price for such Debenture in connection with the Offer to Repurchase.

On January 3, 2007, we announced that we did not accept for payment and purchase the Debentures tendered to us in the Offer to Repurchase and that we had entered into a non-binding letter of intent with certain Represented Holders. After entering into this non-binding letter of intent, we continued to engage in negotiations with respect to our Debentures. We entered into an agreement on January 24, 2007 with certain Represented Holders regarding a consensual restructuring of our obligations under the Debentures (the “Restructuring Support Agreement”). Represented Holders beneficially owning approximately 88% in principal amount of the outstanding Debentures have agreed in the Restructuring Support Agreement or in a separate agreement to tender their Debentures in the Exchange Offer and not to take any actions or exercise any remedies relating to our failure to repurchase the Debentures pursuant to the Offer to Repurchase, unless we commence any bankruptcy or similar proceeding or such a proceeding is commenced against us or the Restructuring Support Agreement is terminated for any other reason under the terms of the Restructuring Support Agreement.

The Exchange Offer

On January 29, 2007, we commenced the Exchange Offer. A holder of a Debenture who elects to tender its Debentures in the Exchange Offer will have the option to select between one of two exchange consideration alternatives for each $1,000 in principal amount of Debentures held by it:

(i)	a cash payment of $212.50 plus 8 shares of new series C convertible preferred stock, par value $1.00 per share and liquidation preference of $100 per share, or

(ii)	a cash payment of $212.50 plus 8 shares of new series D convertible preferred stock, par value $1.00 per share and no initial stated liquidation preference

(the cash payment plus whichever series of convertible preferred stock that a holder elects to receive, is referred to as the “Exchange Consideration”). A description of each of the new series of convertible preferred stock is contained below under “Description of Capital Stock”.

The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Debentures so tendered and accepted, including the interest payment that was due and payable on January 16, 2007 but not made by the Company.

The Exchange Offer expires at 5:00 p.m., New York City time on March 5, 2007 unless extended by us with the consent of the holders of a majority in outstanding principal amount of the Debentures. The Exchange Offer is subject to customary conditions, which we may assert, modify or waive. In addition, the Exchange Offer is also conditioned on the valid tender of 99% of the outstanding aggregate principal amount of the Debentures and that such validly tendered Debentures are not withdrawn. We may not modify this minimum tender condition without the consent of the holders of a majority in outstanding principal amount of the Debentures.

In the event the Exchange Offer is consummated, we will pay cash and issue shares of one or more classes of convertible preferred stock to holders of Debentures who validly tender for exchange and do not withdraw their Debentures. If all outstanding Debentures are tendered and accepted in the Exchange Offer, the Company will make an aggregate cash payment of approximately $14.9 million and will issue 560,000 shares of convertible preferred stock that are convertible into 106,974,628 shares of common stock, or approximately 80% of the total outstanding common stock without giving effect to the exercise of options or warrants to purchase shares of common stock.

Need for Additional Authorized Common Stock

The Company does not presently have sufficient authorized common stock to permit all of the shares of convertible preferred stock that may be issued in the Exchange Offer to be converted into shares of common stock. In the event the Exchange Offer is consummated, we expect to issue up to 560,000 shares of convertible preferred stock. Each share of convertible preferred stock will be convertible initially into approximately 191 shares of common stock, or a total of 106,974,628 shares of common stock. As of February 7, 2007, we had 60,000,000 shares of common stock authorized, 26,743,657 shares of common stock issued and outstanding and 4,908,722 reserved for issuance upon exercise of outstanding options and warrants. In addition, as of such date an additional 3,076,923 shares were reserved for issuance upon conversion of the Debentures, although that number will decrease dramatically in the event the Exchange Offer is consummated; however in connection with the Exchange Offer, we anticipate issuing to our common stockholders warrants to purchase approximately 30,000,000 shares of common stock for which shares would be reserved for issuance upon exercise.

We have committed to pursue common stockholder approval of the amendment to our Certificate of Incorporation in order to increase our authorized common stock so that all shares of the convertible preferred stock that may be issued in the Exchange Offer may be converted into shares of common stock. If we fail to obtain common stockholder approval for the increase in the authorized common stock of the Company by the later of (a) April 5, 2007, or (b) the date that is 45 days following the date that the SEC informs the Company that it has no further comments on this proxy statement, (i) the conversion ratio will increase by 1% per week until the common stockholder approval is obtained, subject to a maximum increase of 50%, and (ii) at the request of the holders of a majority of each series of convertible preferred stock, the Board will approve and will submit to stockholders for approval, an amendment to the Company’s Certificate of Incorporation to provide for a new class of common stock into which the convertible preferred stock would then be convertible based upon the conversion ratio for the existing common stock described above. The new class of common stock will have certain rights that are superior to the existing common stock.

Effect on Existing Holders of Common Stock

Effect of Exchange Offer

In the event the Exchange Offer is consummated and assuming all of the $70 million in aggregate principal amount of the Debentures are tendered and accepted for exchange in the Exchange Offer, the Company will make an aggregate cash payment of $14.9 million and will issue 560,000 shares of convertible preferred stock, representing 80% of the Company’s outstanding common stock on an as-converted basis, to holders of Debentures. There are two different series of preferred stock that are being offered in the Exchange Offer, the new series C convertible preferred stock and the alternative series D convertible preferred stock. The Company expects that most Debenture holders who tender in the Exchange Offer will elect to receive shares of the new series C convertible preferred stock as this series of convertible preferred stock will carry an initial liquidation preference of $100 per share, will be senior to the series D convertible preferred stock and the common stock in a liquidation and will have the right to vote with the common stock on an as-converted basis. In addition, holders of a majority of the series C convertible preferred stock will have a one-time right, acting by notice and consent, during the 45 day period following the consummation of the Exchange Offer to designate at least a majority of the Company’s Board. The series D convertible preferred stock will not carry an initial stated liquidation preference but will instead share proceeds in a liquidation on a pari passu basis with the common stock, will be junior to the series C convertible preferred stock and will have no voting rights except as required by law.

In the event the holders of most of the Debentures elect to receive the series C convertible preferred stock in the Exchange Offer and the Exchange Offer is consummated, the series C convertible preferred stock will represent a substantial majority, and up to 80% on an as-converted basis, of the Company’s outstanding common stock, whether or not the amendment to the Company’s Certificate of Incorporation to increase the authorized common stock is approved. As described below, this percentage ownership on an as-converted basis may increase in the event the amendment to the Company’s Certificate of Incorporation to authorize additional shares of common stock is not approved by a certain date or at all.

Approval of Amendment

Dilutive Effect: Approval of the amendment to increase our authorized common stock will have a dilutive effect on the Company’s existing common stockholders from an outstanding shares of common stock perspective, although on an as-converted basis, former holders of Debentures who receive shares of series C convertible preferred stock will have the right to vote on an as-converted basis with the holders of common stock. The increase in authorized common stock will permit holders of the convertible preferred stock to convert their shares into common stock, thus increasing the number of shares of common stock outstanding.

Mandatory Conversion of Series C Convertible Preferred Stock: In the event the amendment to increase the authorized common stock is approved, the shares of series C convertible preferred stock will automatically convert into common stock on the earlier to occur of (i) the date that is thirty (30) days following the filing of the amendment to our Certificate of Incorporation with the Secretary of the State of Delaware to increase our authorized common stock, and (ii) the date that we consummate a financing through the issuance of our equity or long term debt securities in which the gross proceeds to the Company are at least $5 million (a “Qualified Financing”), provided that the foregoing amendment to our Certificate of Incorporation has been filed. We expect that a substantial percentage of the convertible preferred stock to be issued in the Exchange Offer will be series C convertible preferred stock. Accordingly, in the event the amendment to increase authorized common stock is approved, the number of shares of common stock outstanding will significantly increase shortly following the approval. Sales of these additional shares of common stock, which generally will have no restriction on trading, may cause our common stock’s price to decline. In addition, future growth and increases in the value of the Company as a whole will be shared by a significantly larger number of shares of common stock.

In the event the amendment to the Company’s Certificate of Incorporation to increase the authorized common stock is approved, the mandatory conversion of the series C convertible preferred stock will also have the effect of removing the liquidation preference that holders thereof are entitled to. Accordingly, in the event the Company is liquidated, holders of common stock (including common stock issued upon the mandatory conversion of the series C convertible preferred stock) and holders of the series D convertible preferred stock will share on a pari passu basis in any liquidation proceeds.

Failure to Approve the Amendment

Additional Dilutive Effect: In the event our common stockholders fail to approve the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock, existing stockholders will begin to experience additional dilution beginning on the day following the later of (a) April 5, 2007, or (b) the date that is 45 days following the date that the SEC informs the Company that it has no further comments on this proxy statement. This additional dilution will be caused by an increase in the conversion ratio of 1% per week subject to a maximum increase of 50% which will increase the number of shares of common stock issuable upon conversion of each share of convertible preferred stock, thus increasing the percentage of the Company owned by the holders of convertible preferred stock on an as converted basis. In the event the Company’s common stockholders never approve the amendment and the conversion ratio increased until it reached the maximum increase, current holders of common stock’s ownership interest in the Company would decrease from 20% to approximately 14.3%, without giving effect to outstanding options and warrants.

Senior Status of Series C Convertible Preferred Stock in Liquidation Will Remain: In the event the amendment to the Company’s Certificate of Incorporation to increase the authorized common stock is not approved, the series C convertible preferred stock will remain outstanding and such shares will remain senior to the common stock and the series D convertible preferred stock in a liquidation of the Company. Accordingly, a holder of common stock will not receive any proceeds in connection with a liquidation of the Company unless and until the holders of series C convertible preferred stock receive their full liquidation preference. In the event all Debentures are tendered and accepted in the Exchange Offer and all holders thereof elect to receive shares of series C convertible preferred stock, 560,000 shares of preferred stock, with an aggregate initial stated liquidation preference of $56 million would be issued. Accordingly, holders of common stock would only receive proceeds in a liquidation in the event the full amount of such liquidation preference is paid to the holders of series C convertible preferred stock.

New Class of Common Stock: In the event that stockholder approval is not obtained for this proposal to amend the Company’s Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock par value $0.0001 per share, holders of a majority of each series of the convertible preferred stock will also have the right to request that the Board approve and submit to stockholders for approval, an amendment to the Company’s Certificate of Incorporation to provide for a new class of common stock into which the new series of convertible preferred stock would then be convertible based upon the conversion ratio for the existing common stock described above. The new class of common stock will have certain rights that are superior to the existing common stock.

Recommendation of the Board of Directors

The Board of the Company believes that the amendment to the Company’s Certificate of Incorporation to increase the number of shares of capital stock and common stock authorized for issuance is in the best interests of the Company and its stockholders.

The Board unanimously recommends a vote FOR the approval of the amendment to the Company’s Certificate of Incorporation to increase the number of shares of capital stock and common stock that are authorized for issuance.

Vote Required

A quorum being present, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on this proposal is required to approve the amendment of the Company’s Certificate of Incorporation to increase the number of shares of capital stock and common stock that are authorized for issuance. Votes may be cast for or against the proposal or may abstain; votes that abstain and broker non-votes will have the effect of a vote against the proposal as the approval requires a majority of the outstanding shares of common stock to vote in favor of the amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 7, 2007, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own 5% or more of a class of our common stock;
•	each of our directors;
•	each of our current executive officers; and
•	all our directors and executive officers of as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC (Rule 13d-3(d)(1) under the Exchange Act) and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares to which an individual or entity has the right to acquire beneficial ownership within 60 days of February 7, 2007, through the exercise of any warrant, stock option or other right. The inclusion in this calculation of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class(1)
Prescott Group Capital Management, LLC(2) 1924 South Utica, Suite 1120 Tulsa, Oklahoma 74104-6529	2,397,970	9.0%
Paul Davis(2) Bosque Dd Durazino 127, Piso 10 Mexico D.F. 11700, Mexico	1,590,000	6.0
Arnold S. Lippa(3)	757,300	2.8
Warren Stern(4)	378,750	1.4
Barbara G. Duncan(5)	371,582	1.4
Phil Skolnick(6)	366,250	1.4
Zola Horovitz(7)	122,000	*
Patrick Ashe(8)	79,650	*
Daniel S. Van Riper(9)	39,650	*
Theresa A. Bischoff(10)	26,975	*
Dennis Podelsak (11)	8,333	-
All directors and executive officers as a group (9 persons)(12)	2,150,490	7.6

*Less than one percent.

(1)	As of February 7, 2007, the number of outstanding shares of our common stock and common stock equivalents was 26,743,657.

(2)	The information reported herein is based solely upon public filings made with the SEC by or on behalf of the beneficial holders so listed.

(3)
Includes 459,200 shares of common stock and options to purchase 258,100 shares of common stock that are currently exercisable and 40,000 unvested RSAs. Excludes options to purchase 22,500 shares of common stock that are not exercisable within 60 days of February 7, 2007.

(4)
Includes options to purchase 378,750 shares of common stock that are currently exercisable. Excludes options to purchase 81,250 shares of common stock that are not exercisable within 60 days of February 7, 2007.

(5)
Includes 25,000 shares of common stock and options to purchase 346,582 shares of common stock that are currently exercisable. Excludes options to purchase 453,918 shares of common stock that are not exercisable within 60 days of February 7, 2007.

(6)
Includes options to purchase 366,250 shares of common stock that are currently exercisable. Excludes options to purchase 423,750 shares of common stock that are not exercisable within 60 days of February 7, 2007.

(7)
Includes 50,200 shares of common stock 5,000 unvested RSAs and options to purchase 66,800 shares of common stock that are currently exercisable. Excludes options to purchase 22,500 shares of common stock that are not exercisable within 60 days of February 7, 2007.

(8)
Includes 40,000 shares of common stock, 5,000 unvested RSAs and options to purchase 34,650 shares of common stock that are currently exercisable. Excludes options to purchase 22,500 shares of common stock that are not exercisable within 60 days of February 7, 2007.

(9)
Includes 5,000 unvested RSAs and options to purchase 34,650 shares of common stock that are currently exercisable. Excludes options to purchase 22,500 shares of common stock that are not exercisable within 60 days of February 7, 2007.

(10)
Includes 5,000 unvested RSAs and options to purchase 21,975 shares of common stock that are currently exercisable. Excludes options to purchase 17,325 shares of common stock that are not exercisable within 60 days of February 7, 2007.

(11)	Includes 8,333 unvested RSAs.

(12)
Includes 574,400 shares of common stock, 68,333 unvested RSAs and options to purchase 1,507,757 shares of common stock that are currently exercisable. Excludes options to purchase 890,243 shares of common stock that are not exercisable within 60 days of February 7, 2007.

CAPITALIZATION

The following table sets forth the following information:

•	our actual capitalization, without giving effect to the Exchange Offer, at September 30, 2006; and

•
our capitalization as of September 30, 2006, on a pro forma basis, to give effect to the issuance of the shares of new series C convertible preferred stock and the cash payment in the Exchange Offer on the assumption that all of the outstanding Debentures were validly tendered and accepted for exchange. For purposes of the following table, we have assumed that no holder of Debentures elected to receive shares of the alternative series D convertible preferred stock in the Exchange Offer. For a discussion of the pro forma financial statement impact of issuing shares of alternative series D convertible preferred stock instead of shares of new series C convertible preferred stock, please see footnote (5) below.

	September 30, 2006
(amounts in thousands except share and per share data)	Actual	Pro Forma
Cash & Investments:
Cash, cash equivalents and investments in marketable securities(1)	$47,339	$30,979

Capitalization:
Debt:
2.50% subordinated convertible debentures due 2025(1)	$70,000	$—

Total debt	70,000	—

Series C convertible preferred stock, $1.00 par value; authorized shares up to 560,000, 0 issued and outstanding shares at September 30, 2006(2)	—	47,762
Derivative liability (3)	—	5,500
Commitments and contingencies
Stockholders’ deficit:
Common stock $.0001 par value, 60,000,000 shares authorized, 26,743,657 issued and outstanding at September 30, 2006	3	3
Series D convertible preferred stock, $1.00 par value, authorized shares up to 560,000, 0 issued and outstanding shares at September 30, 2006(5)
Preferred stock—undesignated preferred stock, $1.00 par value, 5,935,357 shares authorized, 0 shares issued and outstanding at September 30, 2006	—	—
Treasury stock, at cost; 31,450 common shares at September 30, 2006	(67)	(67)
Additional paid-in capital	160,754	160,754
Accumulated other comprehensive income	(1)	(1)
Accumulated deficit(4)	(211,665)	(210,927)

Total stockholders’ deficit	(50,976)	(50,238)

Total Capitalization	$19,024	$3,024

(1)
Assumes cash payment of $14.0 million plus accrued interest of $0.4 million as of September 30, 2006 and payment of estimated offering expenses of $2.0 million in exchange for extinguishment of $70.0 million of convertible subordinated debentures.

(2)
Assumes 560,000 shares of series C convertible preferred stock being issued with an estimated fair value of $55.0 million. The convertible preferred value may be greater or less than this amount at the time the Exchange Offer expires as the majority of the value in the security relates to the value of the underlying common stock. The balance reflected is reduced by the estimated offering expenses of $2.0 million and the value of the warrants issued to common shareholders discussed in footnote (3) below.

(3)
Assumes 30,000,000 warrants being issued with an estimated value of $5.5 million. We estimated the fair value of the warrants using a Black-Scholes methodology. Significant assumptions included our closing stock price as of January 23, 2007 of $0.42 per share and a volatility factor of 87%. The fair value of the warrants will fluctuate due to many factors, including, but not limited to, the fair value of our common stock and the volatility in our common stock. The liability will be revalued at each balance sheet date to reflect the current fair value of the warrants. The value is expected to fluctuate significantly from quarter to quarter as the majority of the value in the liability relates to our current stock price, the term of the warrants and the fact that our common stock is volatile.

(4)
Assumes a gain on debt extinguishment of $1.0 million and a payment of $250,000 for the investors legal fees associated with the issuance of the new series C convertible preferred stock which is a deemed dividend. This gain is significantly impacted by the value of the new series C convertible preferred stock as discussed in footnote (2) and thus may be greater or less than this amount at the time the Exchange Offer expires as the majority of the value in the security relates to the value of the underlying common stock.

(5)
Assumes all Debenture holders elect to receive series C convertible preferred stock. If the Debenture holders elect to receive series D convertible preferred stock the estimated fair value of the amount received would be lower as the series D convertible preferred does not contain a liquidation preference and would be presented in the equity section of the balance sheet as demonstrated in the presentation above. The value of the convertible securities received will significantly impact the gain on debt extinguishment as discussed in footnote 4 above.

DESCRIPTION OF CAPITAL STOCK

Currently, our authorized capital stock consists of 60,000,000 shares of common stock, of which 26,743,657 shares were outstanding as of February 7, 2007, and 6,550,357 shares of undesignated preferred stock, issuable in one or more series designated by our Board, none of which are currently outstanding. There were 11 registered holders of common stock as of February 7, 2007.   The following information relates to our Certificate of Incorporation, by-laws and shareholder rights plan, as currently in effect.

Common Stock

Voting Rights

The holders of our common stock have one vote per share and are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present and voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends

Holders of common stock will receive any dividends declared by our Board or any authorized committee, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

   Other Rights

Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Listing

Our common stock is not listed or quoted on any national securities exchange. We understand that our common stock is currently quoted on the Pink Sheets under the symbol “DOVP.PK.”

Preferred Stock

Our Certificate of Incorporation provides that 6,550,357 shares of undesignated preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions, applicable to the shares of each series. Our Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with our shareholder rights plan discussed below. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control with respect to our Company or the removal of existing management.

New Series C Convertible Preferred Stock

General

The up to 560,000 shares of the voting, convertible preferred stock offered in the Exchange Offer will be a new series of preferred stock of the Company designated “Series C Convertible Preferred Stock” pursuant to a certificate of designation adopted by resolution of the Company’s Board. In this section, and in this Offer to Exchange generally, we refer to the Series C Convertible Preferred Stock as “new series C convertible preferred stock.” The material terms of the new series C convertible preferred stock to be issued in the Exchange Offer are described below.

Ranking

The new series C convertible preferred stock, with respect to dividend rights and distribution of assets upon the Company’s liquidation, dissolution or winding up, will rank (i) junior to all indebtedness of the Company now or hereafter outstanding, and (ii) senior to the alternative series D convertible preferred stock, to the Company’s common stock, and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the new series C convertible preferred stock.

Dividend

The Company is not required to declare or pay any dividends on the new series C convertible preferred stock. Holders of the new series C convertible preferred stock will not receive any dividends except to the extent they are also paid to holders of our common stock. No dividends or distributions will be payable on the common stock so long as the new series C convertible preferred stock is outstanding, other than dividends and distributions payable solely in shares of common stock for which an appropriate anti-dilution adjustment has been made, and the warrant distribution described herein.

Voting Rights

The holder of each share of new series C convertible preferred stock will be entitled to the number of votes equal to the number of shares of common stock into which such share of new series C convertible preferred stock would be converted per the conversion ratio. The new series C convertible preferred stock will vote with the common stock as a single class and on an as-converted basis, except as provided by the certificate of designation and described in this section or as required under applicable law. Fractional votes will not be permitted and any fractional voting rights will be rounded to the nearest whole number (with one-half being rounded upward).

Notwithstanding the foregoing, the holders of shares of the new series C convertible preferred stock will have no right to (x) vote on this proposal to increase the number of authorized common shares, (the “Common Stock Authorization”), or any adjournment matters with respect thereto, or (y) take any action to postpone the vote on the Common Stock Authorization.

The Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of the new series C convertible preferred stock outstanding at the time, (i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock, including but not limited to the issuance of any more shares of Preferred Stock, ranking pari passu or senior to the new series C convertible preferred stock, with respect to the distribution of assets on liquidation, dissolution or winding-up; (ii) amend, alter or repeal the provisions of the new series C convertible preferred stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the new series C convertible preferred stock; or (iii) amend the Certificate of Incorporation or by-laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the new series C convertible preferred stock.

The Company will cause notice of any meeting at which holders of the new series C convertible preferred stock are entitled to vote to be given to each holder in accordance with the by-laws of the Company.

Conversion Rights

General.

The new series C convertible preferred stock will be convertible into shares of our common stock at an initial conversion price of $0.523488616 per share, or 191.02612143 shares of common stock per share of the new series C convertible preferred stock.

Voluntary Conversion.

Subject to common stockholder approval for the increase in the authorized common stock of the Company, the holder of any shares of the new series C convertible preferred stock may, at such holder’s option, elect to convert (a “Voluntary Series C Conversion”) all or any portion of the shares of new series C convertible preferred stock held by such person into shares of common stock, at the conversion ratio of one (1) share of the new series C convertible preferred stock for 191.02612143 shares of common stock, as adjusted from time to time in accordance with the terms of the certificate of designation (the “Series C Conversion Ratio”). In the event of a liquidation, dissolution or winding-up of the Company, the Series C Conversion Rights (as defined below) shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of the new series C convertible preferred stock.

Mechanics of a Voluntary Conversion.

In order to effect a conversion of the new series C convertible preferred stock , a holder must (i) deliver a notice of conversion to the Company at its principal executive offices and (ii) deliver to the Company as soon as practicable following such voluntary conversion date, the original certificates representing the shares of the new series C convertible preferred stock or instruct DTC to surrender to the Company the number of shares of the new series C convertible preferred stock specified in the conversion notice. Upon receipt by the Company of the notice of conversion, the holder’s shares of the new series C convertible preferred stock will immediately cease to have the rights and restrictions of the new series C convertible preferred stock, and the holder will immediately be deemed to have the rights of the holder of shares of common stock in accordance with the terms outlined above. The Company will (i) send confirmation of receipt of the conversion notice and (ii) within three business days, will deposit with a common carrier for delivery to the holder a certificate or certificates representing the number of shares of common stock into which the new series C convertible preferred stock is convertible or instruct DTC to transfer such number of shares of common stock.

Mandatory Conversion.

Subject to common stockholder approval for the increase in the authorized common stock of the Company, all shares of the new series C convertible preferred stock that were not previously converted will be automatically converted into shares of our common stock on earlier to occur of (i) the date that is thirty (30) days following the filing of an amendment with the Secretary of State of the State of Delaware to increase our authorized common stock, and (ii) the date that we consummate a Qualified Financing (the “Mandatory Conversion Date”), provided that the foregoing amendment to our Certificate of Incorporation has been filed. On the Mandatory Conversion Date, the outstanding shares of the new series C convertible preferred stock will be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares of the new series C convertible preferred stock are surrendered to the Company or its transfer agent, provided, however, that the Company will not be obligated to issue the shares of common stock issuable upon conversion of any shares of the new series C convertible preferred stock until the holder delivers such certificates to the Company.

Conversion Price Adjustment.

The conversion price will be subject to adjustment in the event the Company (i) declares or pays a dividend or distribution in shares of common stock or (ii) effects a subdivision, split or a combination, consolidation or reverse split of the outstanding shares of common stock into a greater or lesser number of shares of common stock, so that the holder of any shares of the new series C convertible preferred stock will be entitled to receive upon conversion the number of shares of common stock that such holder would have owned or been entitled to receive upon the happening of such event had the new series C convertible preferred stock been converted.

Conversion Price Adjustment - Merger, Consolidation or Sale Of Assets.

If there is a capital reorganization of the Company or a merger or consolidation of the Company, with or into another corporation where the holders of the outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person, then an appropriate revision of the Series C Conversion Ratio will be made if necessary so that each holder of each share of the new series C convertible preferred stock will have the right thereafter to convert such share of new series C convertible preferred stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the merger, consolidation or sale of assets. The Company will not be required to make any adjustment to the Series C Conversion Ratio upon (i) common stock or equity securities issued (other than for cash) in connection with a merger, acquisition, or consolidation; (ii) common stock issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the issuance date; (iii) common stock or equity securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital; or (iv) common stock issued or the issuance or grants of options to purchase common stock pursuant to the Company’s stock option plans and employee stock purchase plans outstanding as they exist on the issuance date.

Stockholder Approval.

The Company will use its reasonable best efforts to obtain common stockholder approval for the increase in the authorized common stock of the Company. The Company will (i) cause its Board to approve and submit to the holders of the outstanding common stock, as a class, for approval of an amendment to the Certificate of Incorporation providing for the requisite increase in the number of shares of common stock authorized for issuance thereunder, (ii) promptly, but in no event later than five business days following the issuance date, file preliminary proxy materials for purposes of obtaining the stockholder approval with the SEC and use best efforts as promptly as practicable to resolve the comments of the staff of the SEC with respect to the proxy statement, (iii) call a meeting of the holders of common stock for the purpose of obtaining such approval (or, if permitted to do so, solicit written consents for such purpose) and solicit and use its best efforts to obtain proxies (or consents) in support of such approval and (iv) take such other actions as the Board determines are necessary or appropriate for such purposes.

If the Company fails to obtain common stockholder approval for the increase in the authorized common stock of the Company by the later of (a) April 5, 2007, or (b) the date that is 45 days following the date that the SEC informs the Company that it has no further comments on the proxy statement to be used to solicit common stockholder approval of the increase in authorized common stock, (i) the Series C Conversion Ratio will increase by 1% per week until the common stockholder approval is obtained, subject to a maximum increase of 50%, and (ii) at the request of the holders of a majority of the new series C convertible preferred stock, the Board will approve and will submit to stockholders for approval, an amendment to the Company’s Certificate of Incorporation to provide for a new class of common stock into which the new series C convertible preferred stock would then be convertible based upon the conversion ratio for the existing common stock described above.

Liquidation Rights

The new series C convertible preferred stock issued in the Exchange Offer has an initial liquidation preference of $100 per share.

Upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the new series C convertible preferred stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to, prior and in preference to any distribution to the holders of any junior stock, an amount equal to the greater of:

(i) $100 per share of the new series C convertible preferred stock; and

(ii) an amount equal to the amount such holders would receive if, immediately prior to such liquidation, dissolution or winding-up, all outstanding shares of the new series C convertible preferred stock were converted into common stock pursuant to the Conversion Ratio in effect at that time (the “Liquidation Preference Amount”), plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of the common stock or any other junior stock.

Redemption

The new series C convertible preferred stock will not be redeemable by the Company or at the request of the holders thereof.

Listing

The new series C convertible preferred stock will not be listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the new series C convertible preferred stock. Neither our common stock that is currently outstanding, nor the common stock issuable upon conversion of the new series C convertible preferred stock is listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We understand that our common stock is currently quoted on the Pink Sheets.

Transfer Agent

The transfer agent and registrar for the new series C convertible preferred stock will be Continental Stock Transfer & Trust Company.

Alternative Series D Convertible Preferred Stock

Pursuant to the terms of the Restructuring Support Agreement, we are obligated to offer as an alternative to the new series C convertible preferred stock a separate series of convertible preferred stock that has different terms from those of the new series C preferred stock. For example, the alternative series of convertible preferred stock does not having voting rights, does not carry an initial stated liquidation preference and contains a provision that restricts a holder’s conversion of the convertible preferred stock into common stock in the event such holder would beneficially own in excess of 9.9% of the Company’s capital stock entitled to vote generally.

General

The up to 560,000 shares of the alternative non-voting, convertible preferred stock offered in the Exchange Offer will be a new series of preferred stock of the Company designated “Series D Convertible Preferred Stock” pursuant to a certificate of designation adopted by resolution of the Company’s Board. In this section, and in this Offer to Exchange generally, we refer to the Series D Convertible Preferred Stock as “alternative series D convertible preferred stock.” The material terms of the alternative series D convertible preferred stock to be issued in the Exchange Offer are described below.

Ranking

The alternative series D convertible preferred stock, with respect to dividend rights and distribution of assets upon the Company’s liquidation, dissolution or winding up, will rank (i) junior to all indebtedness of the Company now or hereafter outstanding, (ii) junior to the new series C convertible preferred stock and (iii) pari passu with the Company’s common stock, and (iv) senior to all other classes and series of equity securities of the Company which by their terms do not rank senior to the alternative series D convertible preferred stock.

Dividends.

The Company is not required to declare or pay any dividends on the alternative series D convertible preferred stock. Holders of the alternative series D convertible preferred stock will not receive any dividends except to the extent they are also paid to holders of our common stock. No dividends or distributions will be payable on the common stock so long as the alternative series D convertible preferred stock is outstanding, other than dividends and distributions payable solely in shares of common stock for which an appropriate anti-dilution adjustment has been made, the warrants to be distributed to holders of the common stock and, following the date on which the alternative series D convertible preferred stock may be converted, dividends and distributions to holders of common stock so long as such dividends and distributions are also made to holders of the alternative series D preferred stock on an as-if-converted stock on an as-if converted basis.

Voting Rights.

The holders of shares of the alternative series D convertible preferred stock will not have any voting rights except as required by law.

Conversion Rights.

General.

Subject to the beneficial ownership limitations described below, the alternative series D convertible preferred stock will be convertible into shares of our common stock at an initial conversion price of $0.523488616 per share, or 191.02612143 shares of common stock per share of the alternative series D convertible preferred stock.

Voluntary Conversion.

Subject to common stockholder approval for the increase in the authorized common stock of the Company, the holder of any shares of the alternative series D convertible preferred stock may, at such holder’s option, elect to convert (a “Series D Voluntary Conversion”) all or any portion of the shares of alternative series D convertible preferred stock held by such person into shares of common stock, at the conversion ratio of one (1) share of the alternative series D convertible preferred stock for 191.02612143 shares of common stock, as adjusted from time to time in accordance with the terms of the certificate of designation (the “Series D Conversion Ratio”). In the event of a liquidation, dissolution or winding-up of the Company, the Series D Conversion Rights (as defined below) shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of the alternative series D convertible preferred stock.

Mechanics of a Voluntary Conversion.

In order to effect a conversion of the alternative series D convertible preferred stock , a holder must (i) deliver a notice of conversion, including a statement as to such holder’s beneficial ownership of the Company’s voting capital stock, to the Company at is principal executive offices and (ii) deliver to the Company as soon as practicable following such voluntary conversion date, the original certificates representing the shares of the alternative series D convertible preferred stock or instruct DTC to surrender to the Company the number of shares of the alternative series D convertible preferred stock specified in the conversion notice. Upon receipt by the Company of the notice of conversion, the holder’s shares of the alternative series D convertible preferred stock will immediately cease to have the rights and restrictions of the alternative series D convertible preferred stock, and the holder will immediately be deemed to have the rights of the holder of shares of common stock in accordance with the terms outlined above. The Company will (i) send confirmation of receipt of the conversion notice and (ii) within three business days, will deposit with a common carrier for delivery to the holder a certificate or certificates representing the number of shares of common stock into which the alternative series D convertible preferred stock is convertible or instruct DTC to transfer such number of shares of common stock.

Restrictions on Conversion.

The Company will not effect the conversion of any shares of the alternative series D convertible preferred stock, and a holder of shares of the alternative series D convertible preferred stock will not have the right to convert any shares of the alternative series D convertible preferred stock, to the extent that after giving effect to such conversion, a holder of series D preferred stock (together with the holder’s affiliates) would beneficially own shares of voting stock having in excess of 9.99% of the shares of capital stock of the Company outstanding and entitled to vote generally after giving effect to such conversion.

Mandatory Conversion.

The alternative series D convertible preferred stock is not mandatorily convertible.

Conversion Price Adjustment.

The conversion price will be subject to adjustment in the event the Company (i) declares or pays a dividend or distribution in shares of common stock or (ii) effects a subdivision, split or a combination, consolidation or reverse split of the outstanding shares of common stock into a greater or lesser number of shares of common stock, so that the holder of any shares of the alternative Series D convertible preferred stock will be entitled to receive upon conversion the number of shares of common stock that such holder would have owned or been entitled to receive upon the happening of such event had the alternative Series D convertible preferred stock been converted.

Conversion Price Adjustment - Merger, Consolidation or Sale Of Assets.

If there is a capital reorganization of the Company or a merger or consolidation of the Company, with or into another corporation where the holders of the outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person, then an appropriate revision of the series D Conversion Ratio will be made if necessary so that each holder of each share of the alternative series D convertible preferred stock will have the right thereafter to convert such share of alternative series D convertible preferred stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the merger, consolidation or sale of assets. The Company will not be required to make any adjustment to the series D Conversion Ratio upon (i) common stock or equity securities issued (other than for cash) in connection with a merger, acquisition, or consolidation; (ii) common stock issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the issuance date; (iii) common stock or equity securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital; or (iv) common stock issued or the issuance or grants of options to purchase common stock pursuant to the Company’s stock option plans and employee stock purchase plans outstanding as they exist on the issuance date.

Stockholder Approval.

The Company will use its reasonable best efforts to obtain common stockholder approval for the increase in the authorized common stock of the Company. The Company will (i) cause its Board to approve and submit to the holders of the outstanding common stock, as a class, for approval an amendment to the Certificate of Incorporation providing for the requisite increase in the number of shares of common stock authorized for issuance thereunder, (ii) promptly, but in no event later than five business days following the issuance date, file preliminary proxy materials for purposes of obtaining the stockholder approval with the SEC and use best efforts as promptly as practicable to resolve the comments of the staff of the SEC with respect to the proxy statement, (iii) call a meeting of the holders of common stock for the purpose of obtaining such approval (or, if permitted to do so, solicit written consents for such purpose) and solicit and use its best efforts to obtain proxies (or consents) in support of such approval and (iv) take such other actions as the Board determines are necessary or appropriate for such purposes.

If the Company fails to obtain common stockholder approval for the increase in the authorized common stock of the Company by the later of (a) April 5, 2007, or (b) the date that is 45 days following the date that the SEC informs the Company that it has no further comments on the proxy statement to be used to solicit common stockholder approval of the increase in authorized common stock, (i) the Series D Conversion Ratio will increase by 1% per week until the common stockholder approval is obtained, subject to a maximum increase of 50%, and (ii) at the request of the holders of a majority of the alternative series D convertible preferred stock, the Board will approve and will submit to stockholders for approval, an amendment to the Company’s Certificate of Incorporation to provide for a new class of common stock into which the alternative series D convertible preferred stock would then be convertible based upon the conversion ratio for the existing common stock described above.

Liquidation Rights.

Upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the alternative series D convertible preferred stock then outstanding shall participate on a pari passu basis in any assets of the Company available for distribution to holders of common stock.

Redemption.

The alternative series D convertible preferred stock will not be redeemable by the Company or at the request of the holders thereof.

Listing.

The alternative series D convertible preferred stock will not be listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the alternative series D convertible preferred stock. Neither our common stock that is currently outstanding, nor the common stock issuable upon conversion of the alternative series D convertible preferred stock is listed for trading on any national securities exchange or authorized to be quoted on any inter-dealer quotation system of any national securities association. We understand that our common stock is currently quoted on the Pink Sheets.

Transfer Agent

The transfer agent and registrar for the alternative series D convertible preferred stock will be Continental Stock Transfer & Trust Company.

Existing Warrants

As of February 7, 2007, we had outstanding warrants to purchase 375,296 shares of our common stock at a weighted average exercise price of $10.00.

Warrant Distribution

It is anticipated that holders of the Company’s outstanding common stock will receive warrants to purchase additional shares of common stock. Up to 30 million shares of our common stock will be issuable upon exercise of the warrants to be distributed to holders of our common stock in one or more distributions or other transactions. The exercise price will be approximately $0.523 per share. The warrants will be exercisable on and after July 1, 2007 until December 31, 2009.

Options

As of February 7, 2007 we had outstanding options to purchase 4,323,941 shares of our common stock at a weighted average exercise price of $7.02 under our stock option plans. Options to purchase an aggregate of 1,525,531 shares of common stock have been exercised under our stock option plans as of February 7, 2007.

STOCKHOLDER PROPOSALS

As set forth in the proxy statement for our 2006 annual meeting of stockholders, stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2007 annual meeting of stockholders must have submitted the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than January 1, 2007, in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2007 annual meeting. This date for submission has passed.

As set forth in the proxy statement for our 2006 annual meeting of stockholders, stockholder proposals intended to be presented at our 2007 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on February 22, 2007, nor earlier than January 22, 2007, together with all supporting documentation and information required by our bylaws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

As set forth in the proxy statement for our 2006 annual meeting of stockholders, our Nominating and Corporate Governance Committee will consider director candidates recommended for nomination by stockholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. As set forth in the proxy statement for our 2006 annual meeting of stockholders, in order to have a director candidate considered by the Nominating and Corporate Governance Committee, the recommendation must have been submitted to the Company’s Assistant Secretary (formerly Secretary) at the address set forth on the first page of this proxy statement not later than December 20, 2006, and must include: the name and address of record of the stockholder; a representation that the stockholder is a record holder of our voting stock, or if the stockholder is not a record holder of our voting stock, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the stockholder and the proposed director candidate; the consent of the proposed director candidate (i) to be named in the proxy statement relating to the our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission. This date for submission has passed.

Appendix A

FIRST AMENDMENT TO THE
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DOV PHARMACEUTICAL, INC.

Pursuant to Section 242
of the General Corporation Law
of the State of Delaware

DOV Pharmaceutical, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:

The Board of Directors of the Corporation, by a vote of its members, duly adopted, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), an amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on April 29, 2002 and declared said amendment to be advisable. The amendment was duly adopted by the affirmative vote of the stockholders in accordance with the provisions of Section 242 of the DGCL:

RESOLVED:	That the first paragraph of Article IV of the Fourth Amended and Restated Certificate of Incorporation be amended to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred-Sixty-Six Million, Nine Hundred Five Thousand (266,905,000) shares, of which (i) Two Hundred-Sixty Million (260,000,000) shares shall be a class designated as common stock, par value $.0001 per share (the “Common Stock”), (ii) Three Hundred Fifty Four Thousand Six Hundred Forty-Three (354,643) shares shall be designated as series B preferred stock, par value $1.00 per share (the “Series B Preferred”) and (iii) Six Million Five Hundred Fifty Thousand Three Hundred Fifty-Seven (6,550,357) shares shall be a class designated as undesignated preferred stock, par value $1.00 per share (the “Undesignated Preferred Stock”, and together with the Series B Preferred, the “Preferred Stock”).”

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Corporation has caused this First Amendment to the Fourth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this __ day of ______________, 2007.

DOV PHARMACEUTICAL, INC.

By:
Name: Barbara Duncan
Title: Chief Executive Officer

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DOV Pharmaceutical, Inc.

☐	Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card

A	Amendment to Fourth Amended and Restated Certificate of Incorporation	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1.
Approve an amendment to DOV Pharmaceutical, Inc.’s Fourth Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock by 200,000,000, from 60,000,000 to 260,000,000, together with a corresponding increase in the number of authorized shares of capital stock from 66,905,000 to 266,905,000.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	The Board of Directors recommends that you vote FOR proposal 1.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign this proxy exactly as names appear hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

☐☐ / ☐☐ / ☐☐☐☐

Proxy - DOV Pharmaceutical, Inc.

150 Pierce Street
Somerset, NJ 08873

Proxy For Special Meeting of Stockholders To Be Held [ ], 2007
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints BARBARA DUNCAN and PHIL SKOLNICK, and each of them acting singly, Proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote all shares of the voting stock of DOV Pharmaceutical, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders of DOV Pharmaceutical, Inc. to be held on [   ], 2007 at [   ] a.m. Eastern Standard Time at the Company’s headquarters, 150 Pierce Street, Somerset, New Jersey 08873, or any adjournment or postponement thereof, upon the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE; IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE.

(Continued and to be voted on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To Vote Your Proxy by Telephone		To vote using the Internet

•	1 (866) 894-0537	•	www.continentalstock.com

•	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call the above number. Follow the voting instructions to vote your common shares.	•	Have you proxy card available when you access the above website. Follow the prompts to vote your common shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

Proxies submitted by telephone or the Internet must be received by [   ], Eastern Standard Time, on [   ], 2007.

THANK YOU FOR VOTING

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